UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 27, 2012 (February 23, 2012)

Ampal-American Israel Corporation
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	0-538 (Commission File Number)	13-0435685 (IRS Employer Identification No.)
555 Madison Avenue New York, NY, USA (Address of principal executive offices)	10022 (Zip Code)
(866) 447-8636 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On February 23, 2012, in connection with the previously announced negotiations by Ampal-American Israel Corporation (the “Company”) regarding the restructuring of the Company’s debentures, the Company provided an undertaking (the “Undertaking”) to the representatives (collectively, the “Debenture Representatives”) of the holders (collectively, the “Holders”) of the Company’s Series B Debentures (collectively, the “Debentures”).  As previously announced, the Company has proposed a postponement of certain principal payments under the Debentures.  Through the Undertaking, the Company has agreed to certain restrictions on its operations.  The Undertaking will remain in effect until the earlier of: (i) an agreement is reached with the Company’s Series A, Series B and Series C debenture holders; (ii) seven days after the Company notifies the Series B Trustee (the “Trustee”) that negotiations have ceased; (iii) upon the notification by any of the Trustee, the Holders or the Debenture Representatives to the Company that negotiations have ceased; (iv) upon the initiation of legal proceedings against the Company (including, without limitation, a notice to the Company demanding acceleration of the debt); or (v) upon the initiation of legal proceedings against the Company by the Trustee or anyone on its behalf in a proceeding not initiated by the Company.  The Company has agreed to the following restrictions, including, without limitation:

For as long as the Undertaking is in effect,

a.
except in the ordinary course of their respective businesses, and only on arm’s length terms and for consideration to be received by Ampal or by entities directly or indirectly controlled by Ampal ("Controlled Entities"), neither the Company nor any of the Controlled Entities will dispose of, provide options on or create liens on any of their respective material assets (including, without limitation, in its investments in East Mediterranean Gas Co. and the sugarcane ethanol production project in Colombia);

b.
neither the Company nor any of the Controlled Entities will be party to any new transactions with their respective controlling shareholders or any of their respective officers, or with any entity in which their respective controlling shareholders or officers have a personal interest (other than with respect to certain existing and ongoing transactions);

c.	the Company will not distribute any dividends and will not repay any shareholders’ loan without the prior written consent of the Debenture Representatives;

d.
neither the Company nor any of the Controlled Entities will make any payments to the controlling shareholder of the Company, his relatives or any entities owned or controlled by him and/or by his relatives (other than with respect to certain existing and ongoing transactions), without the prior written consent of the Debenture Representatives;

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e.
neither the Company nor any the Controlled Entities will make any payments to any third party, if such payments are secured by a direct or indirect guaranty of the controlling shareholder of the Company, without the prior written consent of the Debenture Representatives;

f.
neither the Company nor any of the Controlled Entities will make any payments to their respective financial creditors (other than with respect to certain payments to banks) without the prior written consent of the Debenture Representatives;

g.
neither the Company nor any of the Controlled Entities will repurchase, resell, transfer or pledge any of its debentures, or take any actions related to any of its repurchased debentures, other than any actions required to deregister such debentures from trade; and

h.	the Company will not make any payments on its debentures (other than interest payments).

The Company also agreed to bear certain expenses of the Trustee and the Debenture Representatives, and as security for the payment of such costs, the Company will deposit NIS250,000 (approximately $66,500) with the Trustee.  Additionally, the Company agreed to fully cooperate with the Trustee and the Debenture Representatives and provide them with all required information regarding the Company, its assets and its subsidiaries, subject to the Trustee and the Debenture Representatives entering into a non-disclosure agreement with the Company.

The Undertaking provides that nothing contained in the Undertaking limits any party’s right to defend its interests and assert its legal rights as it may deem fit, including through the initiation of legal or similar proceedings.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPAL-AMERICAN ISRAEL CORPORATION

Date: February 27, 2012	By:	/s/ Yoram Firon
Name: Yoram Firon
Title: Vice President - Investments and
Corporate Affairs and Secretary

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